UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 3, 2011
L-1 IDENTITY SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	001-33002 (Commission File Number)	02-0807887 (I.R.S. Employer Identification No.)

177 BROAD STREET STAMFORD, CT (Address of Principal Executive Offices)	06901 (Zip Code)
Registrant’s telephone number including area code: (203) 504-1100
Not Applicable
(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders
On February 3, 2011, L-1 Identity Solutions, Inc. (the “Company”) held a special meeting of stockholders at which the Company’s stockholders voted on (i) a proposal to adopt the Agreement and Plan of Merger, dated as of September 19, 2010 (as may be amended from time to time, the “Merger Agreement”), by and among the Company, Safran SA, a French société anonyme, and Laser Acquisition Sub Inc., a Delaware corporation and a wholly owned subsidiary of Safran, and to approve the merger (the “Merger”) contemplated by the Merger Agreement, and (ii) a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt the Merger Agreement and approve the Merger. The final voting results for each proposal, as certified by the inspector of elections, are set forth below.
Stockholders present in person or by proxy at the special meeting voted to adopt the Merger Agreement and approve the Merger as follows:

For	65,109,974
Against	479,986
Abstain	36,938
Stockholders present in person or by proxy at the special meeting voted to approve the adjournment proposal as follows:

For	62,664,811
Against	2,894,423
Abstain	67,664
For each of the foregoing proposals, a quorum was present for the purposes of the vote.
At the special meeting, the stockholders of the Company approved the proposal to adopt the Merger Agreement and approve the Merger and the votes in favor of adopting the Merger Agreement and approving the Merger represented approximately 70% of the shares of the Company’s common stock outstanding as of December 27, 2010, the record date for the special meeting. The special meeting was not adjourned or postponed to a later date.
On February 3, 2011, the Company issued a press release announcing the voting results of the special meeting of stockholders. Such press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	L-1 Identity Solutions, Inc. Press Release, dated February 3, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 3, 2011

L-1 IDENTITY SOLUTIONS, INC.
By:	/s/ Robert V. LaPenta
	Name:	Robert V. LaPenta
	Title:	Chairman, President & CEO

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	L-1 Identity Solutions, Inc. Press Release, dated February 3, 2011